SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           DEVCON INTERNATIONAL CORP.
                (Name of Registrant as Specified in Its Charter)

                           DEVCON INTERNATIONAL CORP.
                  (Name of Persons(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transactions apply:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4) Proposed maximum aggregate value of transaction:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:
     (2) Form, schedule or registration statement no.:
     (3) Filing party:
     (4) Date Filed:

                           DEVCON INTERNATIONAL CORP.
                   1350 EAST NEWPORT CENTER DRIVE, SUITE 201
                         DEERFIELD BEACH, FLORIDA 33442

                            ------------------------
                 NOTICE OF 1995 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 9, 1995
                            ------------------------

To the shareholders of
Devcon International Corp.:

     NOTICE IS HEREBY GIVEN that the 1995 Annual Meeting of Shareholders of Devcon International Corp., a Florida corporation (the 'Company'), will be held at the Boca Raton Marriott, Boca Center, 5150 Town Center Circle, Boca Raton, Florida on Friday, June 9, 1995 at 3:00 p.m., local time, for the following purposes:

        1. To elect five persons to the Company's Board of Directors to hold office until their terms shall expire or until their successors are duly elected and qualified;

        2. To ratify the reappointment of KPMG Peat Marwick, independent certified public accountants, as the Company's auditor for 1995; and

        3. To transact such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on April 21, 1995 as the record date for determining those shareholders entitled to notice of and to vote at the 1995 Annual Meeting and any adjournments or postponements thereof.

     Whether or not you expect to be present at the meeting, please sign, date and return the enclosed proxy card as promptly as possible in the enclosed pre-addressed stamped envelope.

                                          By Order of the Board of Directors,

                                          /s/ DONALD L. SMITH, JR.
                                          Donald L. Smith, Jr., President

Deerfield Beach, Florida
May 9, 1995

THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                      1995 ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                           DEVCON INTERNATIONAL CORP.

                            ------------------------
                                PROXY STATEMENT
                            ------------------------

                     DATE, TIME AND PLACE OF ANNUAL MEETING

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Devcon International Corp., a Florida corporation (the 'Company'), of proxies from the holders of the Company's Common Stock, par value $0.10 per share (the 'Common Stock'), for use at the 1995 Annual Meeting of Shareholders of the Company to be held on June 9, 1995, and any adjournments thereof (the 'Annual Meeting'), pursuant to the enclosed Notice of Annual Meeting. It is expected that this Proxy Statement and the enclosed form of proxy will be first mailed to shareholders of the Company on or about May 9, 1995. The complete mailing address, including zip code, of the Company's principal executive offices is 1350 East Newport Center Drive, Suite 201, Deerfield Beach, Florida 33442.

                          INFORMATION CONCERNING PROXY

     The enclosed proxy is solicited on behalf of the Company's Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving a proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company's Secretary at the Company's headquarters a written revocation or duly executed proxy bearing a later date. No revocation will be effective, however, until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

     The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy is to be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone and telegraph. They will receive no compensation therefor in addition to their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.

                            PURPOSES OF THE MEETING

     At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:

        1. The election of five directors to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified;

        2. The ratification of the reappointment of KPMG Peat Marwick, independent certified public accountants, as the Company's auditor for 1995; and

        3. Such other business as may properly come before the Annual Meeting, including any adjournments or postponements thereof.

     Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted (a) for the election of the five nominees for director named below, and (b) in favor of all other proposals described on the Notice of Annual Meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, his shares will be voted in accordance with the specification so made.

                OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

     The Board of Directors has set the close of business on April 21, 1995, as the record date (the 'Record Date') for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date there were 4,431,177 shares of Common Stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Holders of Common Stock are entitled to one vote per share on each matter that is submitted to shareholders for approval.

     The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. In order to be elected, nominees for director must receive a plurality of the votes cast by holders of shares of Common Stock voting in person or by proxy at the Annual Meeting. The approval of proposal 2 will require an affirmative vote of the holders of a plurality of the shares of Common Stock of the Company voting in person or by proxy at the Annual Meeting. Abstentions are considered as shares present and entitled to vote for purposes of determining the outcome of any matter submitted to the shareholders for a vote, but are not counted as votes cast 'for' or 'against' any matter. The inspector of elections will treat shares referred to as 'broker or nominee non-votes' (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the outcome of any matter as to which the proxies reflect broker or nominee non-votes, shares represented by such proxies will be treated as not present and not entitled to vote on that subject matter and therefor would not be considered by the inspectors as shares entitled to vote on that subject matter and therefor would not be considered by the inspector when counting votes cast on the matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). If less than a majority of the outstanding shares of Common Stock are represented at the meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice.

                               SECURITY OWNERSHIP

     The following table sets forth as of the Record Date the number of shares beneficially owned and the percentage of ownership of the Company's Common Stock by (i) each person known to the Company to own beneficially more than 5 percent of the outstanding Common Stock, (ii) each director of the Company, (iii) each of the four executive officers of the Company who had annual salary and bonus for 1994 in excess of $100,000 (the 'Named Executive Officers'), including the President and Chief Executive Officer, and (iv) all directors and executive officers of the Company as a group.

                                                                                             COMMON STOCK
                                                                                         BENEFICIALLY OWNED(2)
                                                                                        -----------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                                                  SHARES         PERCENT
- - -------------------------------------------------------------------------------------   ---------       -------
Donald L. Smith, Jr.(3)..............................................................   1,214,431        26.95%
Robert A. Steele(4)..................................................................     240,000         5.40%
Alec P. Courtelis(5).................................................................      13,742            *
Richard L. Hornsby(6)................................................................       7,275            *
Robert L. Kester(7)..................................................................      11,600            *
Walter B. Barrett(8).................................................................       6,600            *
Donald L. Smith, III(9)..............................................................      95,039         2.14%
Dimensional Fund Advisors, Inc.(10)..................................................     243,200         5.49%
Quest Advisory and Charles M. Royce Group(11)........................................     410,400         9.26%
Tweedy, Browne Company L.P. and TBK Partners, L.P.(12)...............................     364,300         8.22%
All directors and executive officers as a group (8 persons)(13)......................   1,633,687        35.59%

- - ------------------------

  *    Less than 1%.
  (1)  Unless otherwise indicated, the address of each of the beneficial owners is 1350 East Newport Center Drive,
       Suite 201, Deerfield Beach, Florida 33442.
  (2)  Unless otherwise indicated, each person or group has sole voting and investment power with respect to all such shares.
  (3)  Includes 75,000 shares issuable upon exercise of options that are presently exercisable.
  (4)  Includes 10,000 shares issuable upon exercise of options that are presently exercisable.
  (5)  Does not include 20,001 shares held in trust for the adult children of Mr. Courtelis by Mr. Courtelis' wife and an unrelated party to which shares Mr. Courtelis disclaims beneficial ownership. Includes 10,000 shares issuable upon exercise of options that are presently exercisable. Mr. Courtelis' address is 701 Brickell
       Avenue, Suite 1400, Miami, Florida 33131.

                                       3

  (6)  Includes 5,775 shares issuable upon exercise of options that are presently exercisable. Does not include (i)
       21,600 shares subject to options held by Mr. Hornsby that are not presently exercisable and (ii) 30,000 shares issuable upon exercise of an option that is not presently exercisable, granted by Mr. Donald L. Smith,
       Jr., to Mr. Hornsby to purchase shares of Mr. Smith's Common Stock at an exercise price of $2.33 per share.
  (7)  Includes 10,000 shares issuable upon exercise of options that are presently exercisable.
  (8)  Shares are owned jointly by Mr. Barrett and his wife. Includes 5,000 shares issuable upon exercise of options that are presently exercisable. Does not include 15,000 shares issuable upon exercise of options that are not presently exercisable.
  (9)  Includes (w) 40,964 shares directly owned, (x) 3,125 shares directly owned by Mr. Smith's wife, to which latter shares Mr. Smith disclaims beneficial ownership, (y) 42,400 shares beneficially owned that are held in trust by Donald L. Smith, III for the benefit of his minor children, to which latter shares Mr. Smith disclaims beneficial ownership and (z) 8,550 shares issuable upon exercise of options that are presently exercisable. Does not include 14,400 shares issuable upon exercise of options that are not presently exercisable.
 (10)  The address for Dimensional Fund Advisors, Inc. ('Dimensional') is 1299 Ocean Avenue, 11th Floor, Santa
       Monica, California 90401. Dimensional, a registered investment advisor, is deemed to have beneficial ownership of 243,200 shares (Dimensional has sole dispositive power over all such shares and sole voting power with respect to 207,000 of such shares), all of which shares are held in portfolios of DFA Investment
       Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust
       Company, a Delaware business trust, or the DFA Group Trust and the DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. The information with respect to Dimensional is based solely on a Form 13G dated January 30, 1995.
 (11)  The address for Quest Advisory Corp., Quest Management Company and Charles M. Royce is 1414 Avenue of the
       Americas, New York, New York 10019. Includes 374,000 shares with respect to which Quest Advisory Corp. has sole voting and sole dispositive power and 36,400 shares with respect to which Quest Management Co. has sole voting and sole dispositive power. Charles M. Royce may be deemed to be a controlling person of Quest
       Advisory Corp. and Quest Management Co. and as such may be deemed to beneficially own such shares. Mr. Royce has disclaimed beneficial ownership of such shares. The information with respect to this group is based solely on a Form 13G dated February 21, 1995.
 (12)  The address for Tweedy, Browne Company L.P. and TBK Partners, L.P. is 52 Vanderbilt Avenue, New York, New
       York 10017. Includes 304,075 shares with respect to which Tweedy, Browne Company, L.P. has sole voting power,
       3,000 shares to which TBK Partners, L.P. has sole voting and dispositive power, and 361,300 shares to which
       Tweedy, Browne Company, L.P. has shared dispositive power. Certain of the general partners of Tweedy, Browne
       Company, L.P. may be deemed to have sole power to vote certain shares owned by Tweedy, Browne Company L.P.
       TBK Partners, L.P. and Tweedy, Browne Company L.P. have each disclaimed beneficial ownership of shares held by each other. The information with respect to Tweedy, Browne Company L.P. and TBK Partners, Ltd. is based solely on a Form 13D, dated January 24, 1994 and Amendment No. 1 to Form 13D, dated February 2, 1994.

                                       4

 (13)  Includes 10,575 shares owned by Mr. Obenauf, the Company's Vice President--Engineering; plus 34,425 shares issuable upon exercise of options held by Mr. Obenauf, all of which are presently exercisable.

                             ELECTION OF DIRECTORS

NOMINEES

     The Company's Restated Articles of Incorporation and Bylaws provide that the number of directors to serve on the Board of Directors shall be fixed by the shareholders, and if not so fixed, shall be three. The Company's shareholders have previously fixed the number of directors at five. Each director elected at the Annual Meeting will serve as director for a term expiring at the 1995 Annual Meeting of Shareholders, expected to be held in June 1995, or until his successor has been duly elected and qualified. Messrs. Smith, Hornsby, Courtelis, Kester and Steele have been nominated for election as directors and proxies will be voted for such persons absent contrary instructions.

     The Board of Directors does not believe that any nominee will refuse to act or be unable to accept election. In the event, however, that a nominee for director is unable to accept election or if any other unforeseen contingencies should arise, it is intended that proxies will be voted for the remaining nominees and for such other person as may be designated by the Board of Directors, unless it is directed by a proxy to do otherwise.

     Each of the nominees for election as a director of the Company is a current member of the Board of Directors. Mr. Smith has served as a director since 1951, Mr. Kester has served as a director since 1972, Messrs. Hornsby and Courtelis have served as directors since 1975 and Mr. Steele has served as a director since 1989.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The directors and executive officers of the Company are as follows:

NAME                                        AGE                   POSITION(S) HELD WITH THE COMPANY
- - -----------------------------------------   ---   -----------------------------------------------------------------
Donald L. Smith, Jr......................    73   Chairman of the Board, President and Chief Executive Officer
Richard L. Hornsby.......................    59   Executive Vice President and Director
Henry C. Obenauf.........................    65   Vice President--Engineering
Walter B. Barrett........................    37   Vice President--Finance, Chief Financial Officer and Treasurer
Donald L. Smith, III.....................    42   Vice President--Construction Operations
Robert L. Kester.........................    75   Director
Alec P. Courtelis........................    67   Director
Robert A. Steele.........................    79   Director

     Donald L. Smith, Jr., a co-founder of the Company, has served as its Chairman of the Board, President and Chief Executive Officer since its formation in 1951.

     Richard L. Hornsby was appointed the Company's Executive Vice President in March 1989. Mr. Hornsby served as Vice President of the Company from August 1986 to February 1989. From September 1981 until July 1986 he was Financial Manager of R.O.L., Inc. and L.O.R., Inc., companies primarily engaged in various private investment activities. He has been a director of the Company since 1975 and served as Vice President--Finance from 1972 to 1977.

     Henry C. Obenauf was appointed Vice President--Engineering of the Company in March 1989, after having served as Vice President of the Company since 1977. Mr. Obenauf has been employed by the Company for over 21 years.

     Walter B. Barrett has served as Vice President--Finance, Chief Financial Officer and Treasurer since May 1991. Prior to that and from August 1985 he served as Treasurer and Chief Financial Officer of James A. Cummings, Inc., a large South Florida general contractor.

     Donald L. Smith, III, was appointed Vice President--Construction Operations for the Company in December 1992. Prior to that and from March 1992, he served as Assistant Vice President of Construction Operations--South Florida and Caribbean of the Company. Mr. Smith joined the Company in 1976 and has served in various supervisory and managerial positions with the Company since that time.

     Robert L. Kester, a director of the Company since 1972, is a private investor and is Chairman of the Board of Big Sky Western Bank in Big Sky, Montana. Mr. Kester retired from active employment with Florida Coast Bank of Pompano Beach, Florida after its acquisition by Barnett Bank of Florida in 1984.

     Alec P. Courtelis, a director of the Company since 1975, has been engaged in the real estate development business in south Florida for more than 21 years. In addition, Mr. Courtelis is Chairman of the Board of TGIF Texas, Inc., a public company that leases restaurants to operators, and is a director of IBP, Inc., a New York Stock Exchange company that is a processor of meat products.

     Robert A. Steele, a director of the Company since May 1989, has been Chairman of the Board, Chief Executive Officer and a principal shareholder of SFM Leasing Company, Inc. and RAMS Leasing Company, Inc. since 1972. Both companies were engaged in the heavy truck and equipment leasing business. Currently, these companies are primarily engaged in various investment activities. Mr. Steele has also been managing partner of Steele Associates, Ltd. since 1981 and SFM Realty Associates since 1985, both of which are primarily engaged in various investment activities.

     The Company's directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. The Company's officers are elected annually by the Board of Directors and serve at the discretion of the Board. There are no arrangements or understandings with respect to the selection of officers or directors. The Company pays each director other than Mr. Smith an annual retainer of $4,000. Non employee directors who serve on the Compensation Committee or Audit Committee are paid an annual fee of $1,000 or $500, depending on the level of responsibility they assume.

     Pursuant to the 1992 Directors' Stock Option Plan (the 'Directors' Plan'), the Company's non-employee directors were granted options to purchase 8,000 shares of Common Stock upon the approval of the Directors' Plan by shareholders. A new non-employee director would receive a similar option upon the commencement of service as a director. In addition, each non-employee director is granted options to purchase 1,000 shares of Common Stock after each annual meeting of the Company, pursuant to the Directors' Plan. For purposes of the Directors' Plan, a director is a non-employee director if he does not receive regular compensation from the Company or its subsidiaries other than directors fees and reimbursement for expenses, even if such director is an officer of a subsidiary of the Company.

     Donald L. Smith, III is the son of Donald L. Smith, Jr., the Company's Chairman, President and Chief Executive Officer. Aside from the foregoing, there are no family relationships between any directors or executive officers of the Company. Certain other children of Donald L. Smith, Jr., are employed by the Company.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the year ended December 31, 1994, the Board of Directors took certain actions by unanimous written consent and held eight meetings. During 1994, no incumbent director attended fewer than 75 percent of the aggregate of
(i) the number of meetings of the Board of Directors held during the period he served on the Board, and (ii) the number of meetings of committees of the Board of Directors held during the period he served on such committee, except for Mr. Courtelis, who attended one meeting of the Board of Directors and no meetings of the Compensation Committee. The Board of Directors has two standing committees, the Audit Committee and the Compensation Committee.

     Messrs. Kester, Hornsby and Steele are members of the Audit Committee, which met one time during 1994. The duties and responsibilities of the Audit Committee include (a) recommending to the full Board the appointment of the Company's auditors and any termination of engagement, (b) reviewing the plan and scope of audits, (c) reviewing the Company's significant accounting policies and internal controls, and (d) having general responsibility for all related auditing matters.

     Messrs. Kester, Courtelis and Steele are members of the Company's Compensation Committee (which met two times during 1994). This committee administers the 1992 Stock Option Plan and has the power and authority to (a) determine the persons to be awarded options and the terms thereof and (b) construe and interpret the 1992 Stock Option Plan. This Committee also is responsible for the final review and determination of executive compensation.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of the other three executive officers of the Company who had an annual salary and bonus in 1994 in excess of $100,000 (collectively, the 'Named Executive Officers'). The Company has not granted any restricted stock awards or stock appreciation rights.

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG TERM
                                                                                              COMPENSATION
                                                       ANNUAL COMPENSATION             -------------------------
                                               -------------------------------------      AWARDS       PAYOUTS
                                                                        OTHER ANNUAL   -----------   -----------    ALL OTHER
NAME AND                              FISCAL                            COMPENSATION                     LTIP      COMPENSATION
PRINCIPAL POSITION                     YEAR    SALARY ($)   BONUS ($)      ($)(1)      OPTIONS (#)   PAYOUTS ($)       ($)(2)
- - -----------------------------------   ------   ----------   ---------   ------------   -----------   -----------   ------------
Donald L. Smith, Jr.                   1994    $ 260,000          --           --             --           --      $    4,800
Chairman of the Board,                 1993      260,000          --           --             --           --          61,028
President and                          1992      260,000          --           --             --           --         193,547
Chief Executive Officer

Richard L. Hornsby                     1994    $ 165,000    $     --    $   9,000             --           --      $   70,736
Executive Vice President               1993      165,000          --        4,000             --           --          71,715
                                       1992      161,538      15,000        4,000             --           --          70,567

Walter B. Barrett                      1994    $ 110,227    $  5,000    $   5,000             --           --              --
Vice President-Finance,                1993      100,000          --           --             --           --              --
Chief Financial Officer                1992       82,330       1,500           --         20,000           --              --
and Treasurer

Donald L. Smith, III                   1994    $  96,104    $ 12,500    $   5,000             --           --      $   10,558
Vice President-                        1993       82,703       1,500           --             --           --           9,355
Construction Operations                1992       62,769       1,500           --             --           --           8,724

- - ------------------------
(1) Does not include the dollar value of personal benefits, such as the cost of automobiles and health insurance, the aggregate value of which for each named executive officer was less than 10% of such executive officer's salary and bonus. Includes $4,000 a year for Mr. Hornsby, representing a retainer paid to all directors other than Mr. Smith and $5,000 per year for Messrs. Hornsby, Barrett and Donald L. Smith, III for service on a management policy committee.

(2) Represents (i) the cost of term and non term life insurance coverage for Messrs. Smith, Hornsby, and Donald L. Smith, III in fiscal 1992 and 1993 and Messrs. Hornsby and Donald L. Smith, III in 1994 pursuant to a split dollar life insurance policy on the life of the executive officer and (ii)[nb]the Company's match of a 401(k) contribution made by each named executive officer. The Company will be reimbursed for its non term premium payments at such time as benefits are paid under the policies or the policies are terminated and the cash proceeds distributed. Donald L. Smith, Jr.'s policy was cancelled in 1994.

AGGREGATED FISCAL YEAR-END OPTION VALUE TABLE

     The following table sets forth certain information concerning unexercised stock options held by the Named Executive Officers as of the end of the 1994 year. No stock appreciation rights have been granted or are outstanding.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                             NUMBER OF
                                                                       SECURITIES UNDERLYING           VALUE OF UNEXERCISED
                                                                        UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS
                                          SHARES                       AT FISCAL YEAR-END (#)       AT FISCAL YEAR-END ($)(1)
                                        ACQUIRED ON      VALUE       ---------------------------   ----------------------------
NAME                                    EXERCISE (#)  REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
- - --------------------------------------  ------------  ------------   -----------   -------------   -----------    -------------
Donald L. Smith, Jr...................        --            --          75,000             --        $444,000        $  --
Richard L. Hornsby....................        --            --           5,775         21,600          34,188         127,872
Walter B. Barrett.....................        --            --           5,000         15,000           (2)             (2)
Donald L. Smith, III..................        --            --           8,550         14,400          50,616          85,248

- - ------------------------
(1) The closing price for the Company's Common Stock as reported on the National Association of Securities Dealers Automated Quotation System ('NASDAQ') on December 31, 1994 was $8.25. Value is calculated by multiplying (a) the difference between $8.25 and the option exercise price by (b) the number of shares of Common Stock underlying the option.

(2) Exercise price exceeded closing price at December 31, 1994.

OPTION GRANTS AND LONG-TERM INCENTIVE AWARDS

     No options or long-term incentive awards were granted to the Named Executive Officers during 1994.

CERTAIN TRANSACTIONS

     Robert A. Steele (a director and shareholder of the Company) has a 2% interest in an oceangoing bulk cement ship in which the Company has a 98% interest.

     The Company leases a 4.4 acre parcel of real property from Mr. Smith, pursuant to which Mr. Smith received $46,500 in annual rent in 1994.

     In 1989, an Antiguan subsidiary of the Company obtained a minority interest in a partnership that acquired a manufacturer of acoustical ceiling tiles in Matamoros, Mexico and that is engaged in the sale, distribution and marketing of such tiles. The subsidiary invested approximately $1.2 million in the partnership for a 29 percent interest and two of the Company's officers and directors, Messrs. Smith, Jr. and Hornsby, obtained an 11 percent interest for which they paid $450,000. In January 1994, another Antiguan subsidiary of the Company became the new general partner of the partnership and was assigned all the rights and assumed all the liabilities of the former Antiguan subsidiary with respect to the partnership. In connection with an amendment of the partnership agreement, the Antiguan subsidiary and the Company, as applicable, contributed a note receivable of $505,000 from the partnership into equity and contributed approximately $235,000 of equipment to the partnership. The Antiguan subsidiary's ownership interest in the partnership was increased to 57.98 percent. The ownership interest of Messrs. Smith, Jr. and Hornsby was reduced to 6.47 percent.

     The Company has borrowed $3.4 million from Donald L. Smith, Jr. One note has an outstanding balance of approximately $3.2 million, is unsecured, bears interest at the prime interest rate and is due in full on January 1, 1996. The other note has a balance of $260,000, is secured by equipment, bears interest at 8 percent per annum and is due in monthly principal installments of $10,000, plus interest through February 1997.

     A subsidiary of the Company pays approximately $12,800 per year in rent to The Courtelis Company, a company of which Mr. Courtelis is a principal.

     In April 1993, an unaffiliated customer of the Company had not made certain payments to the Company on one of its construction contracts because the customer had not obtained financing necessary to make the payments. The Company then committed to loan the customer $2.3 million, of which $2.1 million was advanced, and secured the loan with first and second mortgages on various parcels of land located in Collier County, Florida. A majority of the proceeds of the loan were used to repay the Company and its subcontractors on the project. The interest rate on the loan was the lesser of 25 percent per annum or the highest rate permitted by law. The loan was due in August 1993 but the customer did not obtain the financing necessary to repay the Company. Most of the proceeds for the Company's loan to the customer were obtained through a loan in the amount of $1,775,000 from a corporation in which Messrs. Smith, Jr. and Steele are the majority shareholders. The loan to the Company by this corporation (i) bore interest at the lesser of 25 percent per annum or the highest rate permitted by law, (ii) was due in October 1993, and (iii) was secured by an assignment of the aforementioned mortgage and the indebtedness secured by such mortgage. If the Company did not repay this note at maturity, then the shareholders of the corporation making the loan to the Company could elect to redeem their shares in that corporation for a note from the Company bearing interest at 10 percent per annum from April 1993 and due the later of April 1995 or six months after the making of such election. The Company's note to such corporation would have been reduced by the corresponding principal amount. No shares were redeemed and the mortgage became the subject of a foreclosure action. On May 23, 1994, the Company obtained a judgment of $2.6 million. The judgment began accruing interest on that date. On July 8, 1994, the customer filed a petition under Chapter 11 of the United States Bankruptcy Code. This property was sold on October 13, 1994 pursuant to a court order. In connection with the sale, the Company received payment of its judgment, accrued interest and certain attorneys' fees, and has repaid the corporation that made the loan to the Company.

     The Company believes that, to the extent applicable, the foregoing transactions were on terms no less favorable to the Company than those that could have been obtained from independent third parties.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10 percent of the Company's Common Stock, to file with the

Securities and Exchange Commission (the 'SEC') initial reports of ownership and reports of changes in ownership of Common Stock. Officers, directors and greater than 10 percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, during the fiscal year ended December 31, 1994 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except for the late filing by each of Robert A. Steele, Robert L. Kester and Alec P. Courtelis of a Form 5 relating to the grant of options to purchase 1,000 shares each in June 1994 under the Directors' Stock Option Plan. Mr. Steele's Form 5 also related to his gift of stock to a charitable organization in December 1994. The Company has been advised that in 1994, Donald L. Smith, III amended his 16(a) filings to correct the failure to report the ownership of shares of the Company by his wife in his initial filing in 1989 and the subsequent transfer of such shares and certain of his shares into joint ownership in 1992.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee members are Alec P. Courtelis, Robert L. Kester and Robert A. Steele.

     Robert A. Steele (a director and shareholder of the Company) has a 2% interest in an oceangoing bulk cement ship in which the Company has a 98% interest.

     A subsidiary of the Company pays approximately $12,800 per year in rent to The Courtelis Company, a company of which Mr. Courtelis is a principal.

     In April 1993, an unaffiliated customer of the Company had not made certain payments to the Company on one of its construction contracts because the customer had not obtained financing necessary to make the payments. The Company then committed to loan the customer $2.3 million, of which $2.1 million was advanced, and secured the loan with first and second mortgages on various parcels of land located in Collier County, Florida. A majority of the proceeds of the loan were used to repay the Company and its subcontractors on the project. The interest rate on the loan was the lesser of 25 percent per annum or the highest rate permitted by law. The loan was due in August 1993 but the customer did not obtain the financing necessary to repay the Company. Most of the proceeds for the Company's loan to the customer were obtained through a loan in the amount of $1,775,000 from a corporation in which Messrs. Smith, Jr. and Steele are the majority shareholders. The loan to the Company by this corporation (i) bore interest at the lesser of 25 percent per annum or the highest rate permitted by law, (ii) was due in October 1993, and (iii) was secured by an assignment of the aforementioned mortgage and the indebtedness secured by such mortgage. If the Company did not repay this note at maturity, then the shareholders of the corporation making the loan to the Company could elect to redeem their shares in that corporation for a note from the Company bearing interest at 10 percent per annum from April 1993 and due the later of April 1995 or six months after the making of such election. The Company's note to such corporation would have been reduced by the corresponding principal amount. No shares were redeemed and the mortgage became the subject of a foreclosure action. On May 23, 1994, the Company obtained a judgment of $2.6 million. The judgment began accruing interest on that date. On July 8, 1994, the customer filed a petition under

Chapter 11 of the United States Bankruptcy Code. This property was sold on October 13, 1994 pursuant to a court order. In connection with the sale, the Company received payment of its judgment, accrued interest and certain attorneys' fees, and has repaid the corporation that made the loan to the Company.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is primarily responsible for determining the compensation of the Company's executive officers, although the Company's Chief Executive Officer and President makes recommendations to the Compensation Committee as to the compensation of the Company's executive officers.

     The Compensation Committee's general philosophy with respect to the compensation of the Company's executive officers is to offer competitive compensation programs designed to attract and retain qualified executives, to motivate performance to achieve specific goals and to align the interests of senior management with the long-term interests of the Company's shareholders.

     In determining compensation, job level, individual performance and Company performance are considered. More specifically, factors considered include the Chief Executive Officer and President's recommendations, specific accomplishments of the executive officers, the Company's historical and projected performance, sales, earnings, financial condition and return on equity and economic conditions. These factors and the ultimate determination of compensation are subjective. The Company attempts to provide incentives to retain qualified executive officers, but also believes that the compensation paid to its executives is well within the range of compensation paid to similarly situated executives at other companies in similar industries or at companies having a similar market capitalization. Given the level of the Company's executive officer compensation, the Committee does not believe that it is necessary to incur the expense of formal studies or market analyses.

     Of all the components of compensation, salary is most closely related to individual performance. Strong emphasis is given to the Chief Executive Officer's recommendations, given his experience with the Company since its origin and his day-to-day contact with the other executive officers. Consideration is also given to the amount deemed necessary to retain an executive officer's services. These considerations are subjective and not subject to specific criteria. Company performance is also a factor and, given the Company's losses in 1991-1993 and the fact that the Company did not meet the economic goals set forth in its proposed budget, salaries for executive officers increased only slightly or not at all in 1994. Based on its experience with companies generally and in the Company's industry, and without utilizing any formal market studies, the Committee believes that the salaries paid by the Company to its executive officers are moderate by comparison to external standards. For this reason and because individual performances did not merit a decrease in the view of the Committee, salaries did not decrease. The Committee took special notice of several factors, including the additional time and effort expended by management, difficult economic conditions and difficulties and costs encountered in servicing the workforce and reducing Florida operations. Where increases did occur, they were based on specific efforts in cost control or revenue generation and the need to retain the officer. This analysis was also subjective and not subject to specific criteria.

     While bonuses are also related to individual performance, Company performance is emphasized more in determining bonus payments than in determining salary. This is particularly true at the highest level of management. In considering performance, generally earnings are most emphasized, although revenues and financial condition are also considered. The amount of any bonus is not tied to specific performance criteria, but is also subjectively determined based upon an analysis of the aforementioned factors. An executive officer could receive a bonus in a year where the Company is not profitable, based upon his individual performance or areas of responsibility. Given the Company's return to profitability in 1994, several executive officers received modest bonuses in 1994. The Committee determined not to grant more significant bonuses until a trend in profitability developed.

     The Company also attempts to provide incentives to its executive officers to remain with the Company and to improve performance through the grant of stock options. Options allow executive officers to share, to some extent, in shareholders' return on equity. Typically, Company options vest in staggered amounts over a long-term, such as a given percentage every three years. The determination of how many options to grant to an executive officer depends, to varying degrees, on the number of outstanding options held by the executive officer, his job level and performance and Company performance. Given the foregoing factors, primarily Company performance in prior years and outstanding options, no executive officers received options in 1994. The Committee will, however, review the grant of further options in 1995.

     As a result of the foregoing factors, primarily the Company's performance in 1993, the President and Chief Executive Officer's salary was not increased in 1994. In addition, he received no bonus or new grants of options. In determining to maintain the President's compensation at its existing level the Committee took into consideration, in addition to the other factors mentioned above, the time and effort being expended by the President, with respect to bonus, the Company's profitability in 1994, with respect to salary, the Company's results in 1993 and difficulties encountered in reducing the workforce and Florida operations, economic conditions, the President's experience and expertise in handling the issues facing the Company and the perceived progress towards enabling the Company to meet future goals. The Committee, with the concurrence of the President and Chief Executive Officer, decided not to increase his compensation until a trend in profitability developed. The final determination, after reviewing these factors, was subjective.

     The Company had various obligations under its 401(k) plan and with respect to split dollar insurance premiums, all of which were met.

     In December 1993, the Internal Revenue Service issued proposed regulations concerning compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the 'Code'). Section 162(m) generally disallows a public company's deduction for compensation to any one of certain employees (primarily executive officers) in excess of $1.0 million per year unless the compensation is pursuant to a plan or performance goals approved by the public company's shareholders. None of the Named Executive Officers presently receives, and the Compensation Committee does not anticipate that such persons will receive, annual cash compensation in excess of the $1.0 million cap provided in Section 162(m). The Compensation Committee presently intends to take any necessary steps to ensure compliance with Section 162(m) of the Code.

Alec P. Courtelis; Robert L. Kester; Robert A. Steele.

                               PERFORMANCE GRAPH

     The following graph shows the cumulative total shareholder return on the Company's Common Stock over the last five fiscal years as compared to the total returns of the NASDAQ Stock Market Index and a group of peer companies (the 'Peer Group'). Returns are based on the change in year-end to year-end price and assume reinvested dividends. The graph assumes $100 was invested on December 31, 1989 in the Company's Common Stock, the NASDAQ Stock Market Index and the Peer Group.

     The Peer Group includes the Company; Florida Rock Industries; Granite Construction, Inc.; Holnam, Inc.; Kasler Corp.; Lafarge Corp.; and Medusa Corp. The Peer Group consists of companies that are engaged in the concrete and related products business and/or the land development contracting business. Companies included in the Peer Group were weighted by market capitalization from the beginning of each period for which a return is indicated.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  AMONG THE COMPANY, NASDAQ AND SELECTED PEERS

                                                            Base    12/31/90    12/31/91    12/31/92    12/31/93    12/31/94
                                                            ----    --------    --------    --------    --------    --------
Devcon                                                       100       82           58          42          25          36
NASDAQ                                                       100       82          129         149         171         165
Peer Group                                                   100       47           55          53          85          74

           RATIFICATION OF THE REAPPOINTMENT OF THE COMPANY'S AUDITOR

     The firm of KPMG Peat Marwick, independent certified public accountants, has been the Company's auditor since 1980 and has advised the Company that the firm does not have any direct financial interest or indirect financial interest in the Company or any of its subsidiaries, nor has such firm had any such interest in connection with the Company or its subsidiaries during the past 4 years, other than in its capacity as the Company's independent certified public accountant. The Board of Directors, on the recommendation of the Company's Audit Committee, has selected KPMG Peat Marwick as the Company's auditor for the year ended December 31, 1995. Although the Board is not required to do so, it is submitting its selection of the Company's auditors for ratification at the Annual Meeting, in order to ascertain the views of its shareholders. The Board will not be bound by the vote of the shareholders, however, if the selection is not ratified, the Board would reconsider its selection. One or more representatives of KPMG Peat Marwick are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE FOR RATIFICATION OF THE REAPPOINTMENT OF KPMG PEAT MARWICK AS THE COMPANY'S PRINCIPAL INDEPENDENT PUBLIC ACCOUNTANTS.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

                  INFORMATION CONCERNING SHAREHOLDER PROPOSALS

     Pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission, a shareholder intending to present a proposal for action at the 1996 Annual Meeting of Shareholders must deliver a proposal in writing to the Company's principal executive offices on or before January 9, 1996.

                                          By Order of the Board of Directors,

                                          /s/ DONALD L. SMITH, JR.
                                          Donald L. Smith, Jr., President

Deerfield Beach, Florida
May 9, 1995

                           DEVCON INTERNATIONAL CORP.

     THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS

                                  COMMON STOCK

   The undersigned, a holder of Common Stock of Devcon International Corp., a Florida corporation (the 'Company'), hereby appoints Donald L. Smith, Jr. and Richard L. Hornsby, and each of them, as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated below, all of the shares of stock of the Company that the undersigned is entitled to vote at the 1995 Annual Meeting of Shareholders of the Company, to be held on Friday, June 9, 1995, at 3:00 p.m., local time, at the Boca Raton Marriott, Boca Center, 5150 Town Center Circle, Boca Raton, Florida, and at any adjournments or postponements thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND THE OTHER PROPOSALS SET FORTH.

(1) ELECTION OF DONALD L. SMITH, JR., RICHARD L. HORNSBY, ALEC P. COURTELIS, ROBERT L. KESTER AND ROBERT A. STEELE as directors.
    [ ] VOTE FOR all nominees listed above, except vote withheld from the following nominees (if any):
        ____________________________________________________________________

    [ ] VOTE WITHHELD from all nominees listed above.

    [ ] ABSTAIN

(2) PROPOSAL to ratify the reappointment of KPMG Peat Marwick, independent certified public accountants, as the Company's auditor for 1995.

                     [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

(3) Upon such other matters as may properly come before the Annual Meeting and any adjournments thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting, and any adjournments or postponements thereof.

                               (see reverse side)

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED 'FOR' ALL OF THE PROPOSALS.

                                          Dated _________________________ , 1995

                                          ______________________________________
                                                       (Signature)

                                          ______________________________________
                                               (Signature if held jointly)

                                          IMPORTANT: Please sign exactly as your
                                          name appears and mail it promptly even
                                          though you now plan to attend the
                                          meeting. When shares are held by joint
                                          tenants, both should sign. When
                                          signing as attorney, executor,
                                          administrator, trustee or guardian,
                                          please give full title as such. If a
                                          corporation, please sign in full
                                          corporate name by president or other
                                          authorized officer. If a partnership,
                                          please sign in partnership name by
                                          authorized person.

  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENVELOPE
           PROVIDED. NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES.